Exhibit 99.1

Medical Staffing Network Holdings Announces First Quarter 2009 Operating Results

BOCA RATON, Fla.--(BUSINESS WIRE)--May 7, 2009--Medical Staffing Network Holdings, Inc. (OTCQX: MSNW) today reported revenue of $98.6 million for the first quarter of 2009, a decrease of 32.1% from the first quarter 2008 revenue of $145.2 million. The net loss for the first quarter of 2009 was $3.7 million, or $0.12 per diluted share, compared with net income of $0.8 million, or $0.03 per diluted share, for the first quarter of 2008. Adjusted net loss (a non-GAAP financial measure that is reconciled in an accompanying schedule) was $1.3 million, or $0.04 per diluted share, for the first quarter of 2009 as compared with adjusted net income of $0.9 million, or $0.03 per diluted share, for the first quarter of 2008. The Company’s AEBITDA (as defined later, is a non-GAAP financial measure that is reconciled in an accompanying schedule) for the first quarter of 2009, was $3.4 million (3.4% of revenue), as compared with $6.1 million (4.2% of revenue) for the first quarter of 2008. Cash flow generated from operations was $7.5 million for the first quarter of 2009, as compared with $2.6 million for the first quarter of 2008. As a result of continued strong cash flow, during the first quarter of 2009, the Company used the cash generated from operations and cash-on-hand to repay $10.6 million of long-term debt.

Commenting on the first quarter’s results, Robert J. Adamson, chairman and chief executive officer, stated, “Weak hospital volumes, and in some cases declining admissions, have caused hospitals to focus more intently on reducing variable costs, including temporary staffing. Hospitals have seen attrition rates decline as more nurses stay in their jobs and others return to the full time workforce. This year’s graduates from nursing schools are having great difficulty obtaining job offers. Not surprisingly, this has resulted in softening of demand for our services, and we expect further contraction in the next two quarters.

“In order to maximize our earnings potential in light of the current dynamics that our industry is facing, we are continuing to focus on reducing our variable administrative costs. The measures we took in the first quarter of 2009 included the closure/merger of three per diem branches and the elimination of approximately 100 corporate, branch and operations personnel. We expect that we will have to consider further reductions in our operating expenses in subsequent quarters in response to weakening demand.”

Adamson concluded, “We continue to experience success in our vendor managed services operations and were awarded several new contracts to date in fiscal 2009. These agreements provide us with the opportunity to partner with our clients, as their sole coordinator of all of their staffing needs, in these difficult economic times. While the healthcare staffing industry is likely to continue to experience turbulent conditions for the near future, we remain confident in the long-term drivers of the industry.”

For the three months ended March 29, 2009 and March 30, 2008, approximately $68.9 million (69.9% of the Company’s revenues) and $102.6 million (70.7% of revenues), respectively, were derived from per diem staffing (inclusive of short-term contracts and allied health business staffed through local per diem branches), $17.7 million (17.9% of revenues) and $25.6 million (17.6% of revenues), respectively, were derived from travel nurse staffing, and $12.0 million (12.2% of revenues) and $17.0 million (11.7% of revenues), respectively, were derived from allied health staffing.

Gross profit was $24.5 million for the first quarter of 2009, a decrease of 30.0% from the gross profit of $35.1 million for the first quarter of 2008. Gross margin (gross profit compared to service revenues) for the first quarter of 2009 was 24.9%, compared with 24.1% for the first quarter of 2008. The 80 basis point gross margin improvement over the comparable prior year period was primarily attributable to continued focus on gross margin expansion, partially offset by declining revenues. Selling, general and administrative expenses were $21.3 million, or 21.6% of revenues, in the first quarter of 2009 as compared with $29.0 million, or 20.0% of revenues, for the comparable prior year period.

Company Summary

Medical Staffing Network Holdings, Inc. is one of the largest diversified healthcare staffing companies in the United States as measured by revenues. The Company is the leading provider of per diem nurse staffing services and is also a leading provider of travel, allied health and vendor managed services.

Reasons for Presentation of Non-GAAP Financial Measures

Statements made in this press release include non-GAAP financial measures. Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), and is intended to enhance an overall understanding of our current financial performance. We believe the non-GAAP financial measures discussed in this press release provide useful information to management, investors and prospective investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide management, our investors and prospective investors with an alternative method for assessing our operating results in a manner that, we believe, is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters. One of the non-GAAP financial measures presented is Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (AEBITDA), which consists of net income (loss) before income taxes, interest, loss on early extinguishment of debt, depreciation and amortization, stock based compensation expense, restructuring and other charges, non-cash impairment of goodwill, and other income which might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. A second non-GAAP financial measure presented is Adjusted Net Income (Loss), which consists of net income (loss) attributable to MSN adjusted for: (i) restructuring and other charges, (ii) non-cash impairment charges related to goodwill, and (iii) the provision for income taxes. The financial statements included below contain a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include all statements other than those made solely with respect to historical fact. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to attract and retain qualified nurses and other healthcare personnel; our ability to maintain demand for services provided by temporary healthcare professionals if lower than expected levels of patient occupancy at our hospital and healthcare facility clients continue; the effect of higher unemployment rates on our ability to successfully recruit additional healthcare professionals; the effect of the general level of economic activity on our business as such activity is impacted by factors beyond our control (i.e. inflation, recession, weather conditions, acts of war); our ability to remain competitive in obtaining and retaining hospital and healthcare facility clients and temporary healthcare professionals; our continued ability to secure and fill new orders from our hospital and healthcare facility clients; the effect of fluctuations in hospital and healthcare facility patient occupancy on our business; our clients’ ability or inability to pay us for our services; the effects of future healthcare reform on our business; our exposure to increased costs and risks associated with increasing and new corporate governance regulation compliance; the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business; the proper functioning of our information systems; our continuing ability to borrow under the Revolver portion of our Amended and Restated Senior Credit Facility; our ability to continue to remain in compliance with the financial covenants contained in our Amended and Restated Senior Credit Facility; our ability to successfully integrate completed acquisitions into our current operations; our ability to obtain additional financing, if required, in future periods; our ability to leverage our cost structure; the effect of significant legal actions and other claims asserted against us on our business; our ability to sustain our self-insurance claims experience; our continued ability to attract, develop and retain sales and recruitment personnel; the adverse impact of unanticipated departures of key officers and senior management personnel; the effect of our recognition of any impairment to goodwill on our earnings; the effect of higher than anticipated travel business housing costs on our margins; the ability of our executive officers, directors and significant stockholders to influence matters requiring stockholder approval; the impact on our business and our stock price of our December 2008 delisting from the New York Stock Exchange; the provisions in our corporate documents and Delaware law that could delay or prevent a transaction considered favorable by our stockholders; and the possible decline in value of our stock price. Additional information concerning these and other important factors can be found within the Company’s filings with the Securities and Exchange Commission. Forward-looking statements in this press release should be evaluated in light of these important factors. Although the Company believes that these statements are based upon reasonable assumptions, the Company cannot provide any assurances regarding future results. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

MEDICAL STAFFING NETWORK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended
	March 29, 2009	March 30, 2008

Service revenues	$98,631	$145,223
Cost of services rendered	74,090	110,167
Gross profit	24,541	35,056

Operating expenses:
Selling, general and administrative	21,344	28,999
Depreciation and amortization	1,596	1,492
Restructuring and other charges	681	310
Impairment of goodwill	969	–
Total operating expenses	24,590	30,801

Income (loss) from operations	(49)	4,255
Loss on early extinguishment of debt	1,808	–
Interest expense, net	2,537	3,041
Other income[1]	(719)	–

Income (loss) before provision for income taxes	(3,675)	1,214
Provision for income taxes	–	383
Consolidated net income (loss)	(3,675)	831
Net income – noncontrolling interest in subsidiary	72	55
Net income (loss) attributable to MSN	$(3,747)	$776

Basic and diluted net income (loss) per share attributable to MSN	$(0.12)	$0.03

Weighted average common shares outstanding:
Basic	30,474	30,314
Diluted	30,474	30,341

Summary Cash Flow Information:
Cash flow provided by operating activities	$7,510	$2,592

Operating Statistics:
Hours worked	2,155	3,218

[1] Other income relates to the recovery of an accounts receivable during the first quarter of 2009 from a bankruptcy claim.  The account receivable associated with this claim was written off in a prior period.

MEDICAL STAFFING NETWORK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation to AEBITDA[1] and Adjusted Net Income[1]
(unaudited; in thousands, except per share data)

	Three Months Ended
	March 29, 2009	March 30, 2008

Reconciliation to AEBITDA[1]:
Net income (loss) attributable to MSN	$(3,747)	$776
Provision for income taxes	–	383
Interest expense, net	2,537	3,041
Loss on early extinguishment of debt	1,808	–
Depreciation and amortization expense	1,596	1,492
Stock based compensation expense	92	125
Restructuring and other charges	681	310
Impairment of goodwill	969	–
Taxes included within selling, general and administrative expenses	164	–
Other income	(719)	–
AEBITDA[1]	$3,381	$6,127

Reconciliation to Adjusted Net Income (Loss)[1]:
Income (loss) from operations, as reported	$(49)	$4,255
Restructuring and other charges	681	310
Impairment of goodwill	969	–
Adjusted income from operations[1]	1,601	4,565
Loss on early extinguishment of debt	(1,808)	–
Interest expense, net	(2,537)	(3,041)
Other income	719	–
Adjusted income (loss) before income taxes[1]	(2,025)	1,524
Adjusted provision for (benefit from) income taxes[2]	(810)	610
Adjusted consolidated net income (loss)[1]	(1,215)	914
Net income – noncontrolling interest in subsidiary	(72)	(55)
Adjusted income (loss) attributable to MSN	$(1,287)	$859
Basic and diluted adjusted net income (loss) per share[1]	$(0.04)	$0.03

Weighted average common shares outstanding:
Basic	30,474	30,314
Diluted	30,474	30,341

[1] Certain non-GAAP financial measures are being provided, as management believes they are a useful supplement to actual operating performance and for comparison to prior year periods.  These measurements are not intended to represent actual operating results and they should not be considered in isolation or as a substitute for measures of performance in accordance with United States GAAP.  These measurements have certain material limitations as compared with the use of the most directly comparable GAAP financial measures.  We compensate for these limitations by using these measurements as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our operating performance and comparisons to prior year periods.

[2] The provision for income taxes for the three months ended March 29, 2009 and March 30, 2008, is being calculated assuming there was no need to record a valuation allowance against the Company’s net deferred income tax assets.  As such, an effective income tax rate of 40% was used in calculating the adjusted net income for the three months ended March 29, 2009 and March 30, 2008.

MEDICAL STAFFING NETWORK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	March 29, 2009	Dec. 28, 2008
ASSETS
Current assets:
Cash and cash equivalents	$5,346	$14,344
Accounts receivable, net	59,696	70,375
Other current assets	4,155	4,768
Total current assets	69,197	89,487

Furniture and equipment, net	13,348	11,751
Goodwill	58,947	59,916
Intangible assets, net	7,472	8,043
Other assets, net	4,625	4,732

Total assets	$153,589	$173,929

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$36,478	$40,378
Accrued payroll and other current liabilities	6,472	8,339
Current portion of long-term debt	1,519	11,762
Total current liabilities	44,469	60,479

Long-term debt	104,588	104,988
Other long-term obligations	5,892	6,373
Total liabilities	154,949	171,840

Commitments and contingencies

Total MSN stockholders’ equity (deficit)	(1,762)	1,687

Noncontrolling interest	402	402

Total stockholders’ equity (deficit)	(1,360)	2,089

Total liabilities and stockholders’ equity (deficit)	$153,589	$173,929

CONTACT:
Medical Staffing Network Holdings, Inc.
Jeff Yesner, Chief Accounting Officer, 561-322-1303